Exhibit No. 10.31

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PETROLEUM DEVELOPMENT CORPORATION

(Seller)

AND

COG OPERATING LLC

(Buyer)

ANDREWS, MARTIN, ECTOR AND MIDLAND COUNTIES, TEXAS

Dated December 20, 2011

1

i

Defined Terms

AAA Rules	15.17

Affected Asset	4.4(a)

Affiliate Contracts	6.21

Aggregate Deductible	4.2(i)

Agreement	Opening paragraph

Allocated Value	2.2

Arbitrator	15.17

Assets	1.3

Assumed Liabilities	14.1

Business Day	2.1(a)

Buyer's Environmental Liabilities	5.2

Buyer	Opening paragraph

Buyer's Auditor	8.1(h)

Buyer Indemnitees	14.2(a)

Capital Expenditures	6.8

Casualty Loss	8.3(c)

Claim	14.3(b)

Claim Notice	14.3(a)

Closing	12.1

Closing Amount	2.3

Closing Date	12.1

Code	8.1(b)

Condition	5.1(a)

Contracts	1.3(h)

Cooperating Party	9.5

Cure Period	4.2(e)

Defect Notice Date	3.1

Defensible Title	4.1(c)

Deposit	2.1(a)

Disagreements	15.17

Due Diligence Review	3.1

earned	2.3(a)

Effective Time	1.2

Electing Party	9.5

Election Notice	15.17

Environmental Assessment	3.3

Environmental Defect	5.1(b)

Environmental Defect Adjustment	5.6(a)(1)

Environmental Defect Notice	5.4

Environmental Defect Property	5.4

Environmental Defect Value	5.4

Environmental Laws	5.1(c)

Equipment	1.3(e)

Escrow Agent	2.1(a)

Escrow Account	2.1(a)

Escrow Agreement	2.1(a)

Excluded Assets	1.4

Final Purchase Price	13.1(a)

Final Settlement Date	13.1(a)

Final Settlement Statement	13.1(a)

Governmental Entity	5.1(d)

Hazardous Materials	5.1(e)

Hydrocarbons	1.3(b)

Income Taxes	9.1(a)

incurred	2.3(a)

Indemnified Party	14.3(a)

Indemnifying Party	14.3(a)

Individual Title Threshold	4.2(i)

Information	8.2(b)

Initial Purchase Price	2.1

Knowledge	15.13

Lands	1.3(a)

Leases	1.3(a)

Like-Kind Exchange	9.5

Losses	14.2

Material Agreements	6.12

Net Acres	4.1(c)(3)

Net Casualty Loss	8.3(c)

Net Revenue Interest	4.1(c)(1)

Notice of Defective Interest	4.2(c)

Obligations	14.1

Party, Parties	Opening paragraph

Permitted Encumbrances	4.1(d)

Post-Closing Cure Period	4.2(f)

Preliminary Settlement Statement	2.3

Production Taxes	9.1(b)

Property Expenses	2.3(b)

Property Taxes	9.1(c)

Purchase Price	2.1

Records	1.3(i)

Remediate; Remediation	5.1(f)

Required Consent	4.4(a)

Seller	Opening paragraph

Seller Indemnitees	14.2(b)

Severance Taxes	9.1(d)

Straddle Period	9.1(e)

Survival Period	15.15

Taxes	9.1(f)

Title Benefit	4.2(b)

Title Benefit Amount	4.2(h)

Title Benefit Notice	4.2(d)

Title Benefit Property	4.2(d)

Title Defect	4.2(a)

Title Defect Adjustment	4.2(f)

Title Defect Amount	4.2(g)

Title Defect Property	4.2(c)

Title Disputed Matters	4.3

Transaction	Opening paragraph

Transfer Taxes	9.1(g)

Wells	1.3(c)

Working Interest	4.1(c)(2)

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List of Exhibits

Exhibit A	Leases

Exhibit B	Wells

Exhibit C	Contracts and Easements

Exhibit D	Form of Assignment, Bill of Sale and Conveyance

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Affidavit of Non-Foreign Status

List of Schedules

Schedule 2.2	Allocated Values

Schedule 4.4(a)	Consents

Schedule 4.4(b)	Preferential Rights

Schedule 6.8	Capital Expenditures

Schedule 6.10	Imbalances

Schedule 6.11	Lease Notices

Schedule 6.13	Hydrocarbon Sales Contracts

Schedule 6.19	Oil and Gas Operations

Schedule 6.20	Offsite Disposal

Schedule 6.21	Affiliate Transactions

Schedule 6.22	Material Consents

Schedule 6.23	Unplugged Wells

Schedule 6.25	Expenses

Schedule 6.26	Bonds and Letters of Credit

Schedule 6.27	Suspense Accounts

Schedule 15.13	Knowledge Representatives

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (the “Agreement”), is dated December 20, 2011, by and between and Petroleum Development Corporation (dba PDC Energy), a Nevada corporation, whose address is 1775 Sherman Street, Suite 3000, Denver, CO 80203 (“Seller”), and COG Operating LLC, a Delaware limited liability company (“Buyer”), whose address is 550 W. Texas, Suite 100, Midland, Texas 79701. Seller and Buyer are individually referred to herein as a “Party” or collectively as the “Parties.” The transaction contemplated by this Agreement may be referred to as the “Transaction.”
RECITALS
A.    Seller owns certain oil and gas leases, wells and associated assets located in Andrews, Martin, Ector and Midland Counties, Texas as more fully described in Section 1.3;
B.    Seller desires to sell and Buyer desires to purchase all of Seller's interest in the Assets, as defined in Section 1.3, upon the terms and conditions set forth in this Agreement;
AGREEMENT
In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
PURCHASE AND SALE

1.1Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, assign and deliver to Buyer, all of Seller's right, title and interest in the Assets for the consideration specified in Article 2.

1.2Effective Time. The purchase and sale of the Assets shall be effective as of November 1, 2011, at 12:01 a.m. local time (the “Effective Time”).

1.3Assets. “Assets” refers to all of Seller's right, title and interest, whether legal or equitable, in and to the following:

(a)The oil, gas and/or mineral leases specifically described in Exhibit A, together with all amendments, supplements, renewals, extensions or ratifications thereof (the “Leases”) and all of Seller's oil, gas and/or mineral leasehold, mineral, royalty, overriding royalty, net profits and other interests in the lands described on Exhibit A, in the lands covered by the Leases and/or in the lands pooled or unitized with the lands covered by the Leases (the “Lands”);

(b)The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances under the Leases (“Hydrocarbons”) that may be produced under the Leases;

(c)The oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned including, without limitation, those described in Exhibit B (such wells, together with the behind pipe, proved developed non-producing, proved undeveloped and unproved wells or well locations identified on Exhibit B, being collectively the “Wells”);

(d)The unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the properties and interests described in Sections 1.3(a) through (c) and to the production of Hydrocarbons, if any, attributable to said properties and interests;

(e)All equipment, machinery, fixtures and other tangible personal property and improvements located on and used or held for use in connection with the ownership or operation of the interests described in Sections 1.3(a) through (d) including, without limitation, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, measurement facilities, pumping units, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, roads, and other appurtenances, improvements and facilities (the “Equipment”);

(f)All pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials held as inventory in connection with the interests described in Sections 1.3(a) through (e);

(g)All surface leases, surface fee estates, permits, rights-of-way, licenses, easements and other surface or subsurface rights or agreements used or held for use in connection with the interests described in Sections 1.3(a) through (e), including, without limitation, those used or held for use in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Sections 1.3(a) through (e), and further including those described on Exhibit C;

(h)All existing and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, geologic, geophysical or seismic licenses, data and third-party interpretations that can be transferred without a fee or penalty, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment and gathering agreements, equipment leases and other contracts, agreements and instruments, including, without limitation, the contracts described in Exhibit C, insofar as they relate to the properties and interests described in Sections 1.3(a) through (g) (the “Contracts”) and provided, however, that “Contracts” shall not include the instruments constituting the Leases;

(i)Originals (or copies if Seller does not possess originals) of all files and records relating to the items described in Sections 1.3(a) through (h) above (the “Records”), which Records shall include, without limitation: lease records; well records; division order records; contract records; well files, logs and tests; title records (including abstracts of title, title opinions and memoranda, and title curative documents); correspondence; maps; production records; regulatory filing and records; environmental and safety records; Tax records; and accounting records;

(j)All claims, rights and causes of action, including, without limitation, causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the items described in Sections 1.3 (a) through (i) after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, Seller grants to Buyer the right to be subrogated to such rights, claims and causes of action;

(k)All rights and benefits arising from or in connection with any wellhead Hydrocarbon imbalances or pipeline imbalances attributable to Hydrocarbons produced from the Wells as of the Effective Time; and
(l)All rights to any refunds of Taxes or other costs and expenses borne by Buyer and attributable to periods from and after the Effective Time.

1.4Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the Transaction the following (collectively, the “Excluded Assets”):

(a)(i) All corporate, financial, income, Tax and legal records of Seller that relate to Seller's business generally and (ii) all books, records and files that relate to the Excluded Assets;

(b)All rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller's predecessors in interest and title attributable to periods prior to the Effective Time;

(c)Seller's area wide bonds or authorizations used in the conduct of Seller's business generally;

(d)All trade credits, accounts receivable, note receivables, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(e)(i) All vehicles and vehicle leases, (ii) equipment, inventory, machinery, fixtures and other tangible personal property and improvements located at or used solely in connection with any field office or yard of Seller or leased by Seller that is not used in connection with the Assets, (iii) any computers and related peripheral equipment that are not located on the Assets or not used solely in connection with the Assets, (iv) communications equipment that is not located on the Assets and not used solely in connection with the Assets, (v) communications licenses granted by the Federal Communications Commission or other governmental body, and (vi) all office leases and laptop computers;

(f)Any refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time; and

(g)    All rights and obligations of Seller pursuant to (i) the Purchase and Sale Agreement, dated May 13, 2010, by and among Merit Management Partners I, L.P., Merit Management Partners II, L.P., Merit Energy Partners III, L.P., Merit Energy Partners D-III, L.P., Merit Energy Partners E-III, L.P. and Seller, and (ii) the Purchase and Sale Agreement, dated October 14, 2010, by and among Summit West Resources LP, Summit Petroleum Management Corporation, Summit Group, Summit Petroleum LLC and Seller.

ARTICLE 2
PURCHASE PRICE

2.1Purchase Price. The purchase price for the Assets shall be $173,894,419.31 (the “Initial Purchase Price”), subject to adjustment in accordance with the terms and conditions set forth in this Agreement (as adjusted, the “Purchase Price”). The Purchase Price shall be payable as follows:

(a)Upon execution hereof, Seller, Buyer and Wells Fargo Bank, National Association (the “Escrow Agent”) shall enter into the escrow agreement (the “Escrow Agreement”) in substantially the form attached hereto as Exhibit E, and Buyer shall deposit with Escrow Agent into an escrow account (“Escrow Account”), by wire transfer of immediately available funds, an amount equal to ten percent (10%) of the Initial Purchase Price (the “Deposit”). The Deposit and accrued interest thereon shall be applied to the Closing Amount (as defined in Section 2.3 below) at Closing. Upon any termination of this Agreement, the Deposit and accrued interest thereon shall be paid to Seller or returned to Buyer in accordance with Article 11. Escrow fees charged by the Escrow Agent pursuant to the Escrow Agreement shall be paid one-half by Seller and one-half by Buyer. As used herein, the term “Business Day” shall mean any day on which national banks are open for business in Midland, Texas.

(b)After Closing, final adjustments to the Initial Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1(a) and payments made by Buyer or Seller as provided in Section 13.1(a).

2.2Allocation of the Purchase Price. The Initial Purchase Price is allocated among the Assets as set forth on Schedule 2.2, which amounts shall be referred to as the “Allocated Value.”

2.3Adjustments to Purchase Price and Preliminary Settlement. The Initial Purchase Price shall be adjusted according to this Section 2.3 without duplication. Seller shall deliver to Buyer at least five (5) Business Days prior to Closing a draft settlement statement (“Preliminary Settlement Statement”) that shall set forth the adjusted Initial Purchase Price reflecting each adjustment in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement, together with all documents reasonably necessary to support Seller's estimated adjustments to the Initial Purchase Price as set forth in the Preliminary Settlement Statement. If Buyer notifies Seller on or before the Closing Date that it disputes Seller's estimate of the adjustments to the Initial Purchase Price and the Parties cannot agree to the adjustments prior to Closing, then the Purchase Price paid at Closing shall be the amount that is midway between Seller's and Buyer's estimated amounts. The Preliminary Settlement Statement will be used to adjust the Initial Purchase Price at Closing, which adjusted amount is referred to herein as the “Closing Amount.”

(a)Proration of Costs and Revenues. Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Lands, and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses (as defined in Section 2.3(b) below) incurred at and after the Effective Time. Seller shall be entitled to all proceeds from Hydrocarbon production from or attributable to the Leases, Lands, and Wells prior to the Effective Time, and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. The terms “earned” and “incurred”, as used in this Agreement shall be interpreted in accordance with generally accepted accounting principles utilized by Seller, except as otherwise specified herein. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3(a), (i) liquid Hydrocarbons, including natural gas liquids, shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Wells and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. As part of the Preliminary Settlement Statement, Seller shall provide to Buyer, all data necessary to support any estimated allocation, for purposes of establishing the Closing Amount.

(b)Property Expenses. The term “Property Expenses” means all capital expenses (including all capital expenditures authorized by Section 8.1(a) and operating expenses incurred in the ownership, development and operation of the Assets in the ordinary course of business and, where applicable, in accordance with any relevant operating agreement, if any, and all Lease rental and maintenance costs, net profit payments, royalties, overriding royalties and other similar burdens incurred in connection with the Leases or the production and sale of Hydrocarbons therefrom, but excluding Production Taxes (which shall be apportioned as of the Effective Time in accordance with Article 9). “Property Expenses” shall include overhead for the period between the Effective Time and the Closing Date based upon the applicable joint operating agreement; provided, however, that where no joint operating agreement is applicable, the overhead shall be eight hundred dollars ($800.00) per month for each producing Well, prorated for partial months.

(c)Upward Adjustments. To calculate the Closing Amount, the Initial Purchase Price shall be adjusted upward by the following:

(1)The proceeds received by Buyer, net of royalties, overriding royalties, profit payments and similar burdens, from the sale of any Hydrocarbons that were produced from the Assets prior to the Effective Time;

(2)An amount equal to all Property Expenses attributable to the Assets for the period from and after the Effective Time that were paid by Seller prior to Closing;

(3)An amount equal to the value of (i) all oil and other Hydrocarbons in pipelines or flowlines or in tanks above the pipeline sales connection (exclusive of any brine, sludge or water that may be present in the oil storage tanks), in each case that at the Effective Time, estimated based on run tickets as of the Effective Time, is credited to Seller's interest in the Leases, Lands or Wells and (ii) all unsold inventory of gas plant products attributable to Seller's interests in the Leases, Lands or Wells at the Effective Time, each such value to be the contract price in effect as of the Effective Time or, in the absence of an applicable contract price, the average price per unit for sales of production for the respective production period attributable to the Leases, Lands or Wells as of the Effective Time, less any applicable royalties;

(4)To the extent that there are any pipeline imbalances, if the net of such imbalances is an overdelivery imbalance (that is, at the Effective Time, Seller has delivered more gas to the pipeline than the pipeline has redelivered for Seller), the Purchase Price shall be adjusted upward by the first-of-the-month price of spot gas delivered to pipelines for El Paso Natural Gas Co. (Permian Basin) as reported in Inside F.E.R.C.'s Gas Market Report for the month in which the Effective Time occurs times the net overdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the Parties shall select a comparable publication; and

(5)Any other amount provided for in this Agreement or otherwise agreed to by Buyer and Seller.

(d)Downward Adjustments. To calculate the Closing Amount, the Initial Purchase Price shall be adjusted downward by the following:

(1)An amount equal to the Title Defect Adjustment, if any, pursuant to Section 4.2(f);
(2)An amount equal to the Environmental Defect Adjustment, if any, pursuant to Section 5.6(a)(1);

(3)An amount equal to the Allocated Value of Assets not conveyed at Closing due to the exercise of any preferential rights to purchase in accordance with Section 4.4(b) or the failure to obtain a consent to assign in accordance with Section 4.4(a);

(4)Any proceeds on Hydrocarbons produced from and after the Effective Time, net of royalties, overriding royalties, net profit payments and similar burdens, received by Seller between the Effective Time and Closing relating to the Assets;
(5)An amount equal to all Property Expenses attributable to the Assets for the period prior to the Effective Time that are paid by Buyer;

(6)To the extent that there are any pipeline imbalances, if the net of such imbalances is an underdelivery imbalance (that is, at the Effective Time, Seller has delivered less gas to the pipeline than the pipeline has redelivered for Seller), the Purchase Price shall be adjusted downward by the first-of-the-month price of spot gas delivered to pipelines for El Paso Natural Gas Co. (Permian Basin) as reported in Inside F.E.R.C.'s Gas Market Report for the month in which the Effective Time occurs times the net underdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the Parties shall select a comparable publication;

(7)The value of any Casualty Loss pursuant to Section 8.3(c);

(8)An amount equal to the revenue from the Wells held in suspense by Seller for third party leasehold interests and for royalties, overriding royalties and similar leasehold burdens, including, without limitation, the suspensed revenues identified in accordance with Section 8.1(i); and

(9)Any other amount provided in this Agreement or otherwise agreed to by Buyer and Seller.

(e)Well Imbalance Adjustments. Seller and Buyer agree that the Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to the well imbalances existing as of the Effective Time multiplied by the average value on an MMbtu basis at the wellhead for sales of production during the month in which the Effective Time occurs.

ARTICLE 3
BUYER'S INSPECTION

3.1Due Diligence. Upon execution of this Agreement, but subject to the other provisions of this Agreement (including this Section 3.1) and obtaining any required consents of third parties (with respect to which consents Seller shall use its commercially reasonable efforts to obtain), Seller will afford Buyer and its representatives reasonable access to the Assets during normal business hours for inspection, review and copying to permit Buyer to perform its due diligence (such due diligence, the “Due Diligence Review”) as hereinafter provided. All notices pertaining to Title Defects and Environmental Defects based on the Due Diligence Review must be received by Seller no later than 5:00 p.m., Mountain Time, on February 20, 2012 (the “Defect Notice Date”).

3.2Access to Records. From the date hereof and through the Closing Date, Seller shall provide Buyer, and its counsel, accountants and other representatives, reasonable access during normal business hours to the Records to enable Buyer to complete its Due Diligence Review.

3.3On-Site Inspection. Seller hereby consents to Buyer and its representatives conducting, prior to Closing and upon advance notice to Seller, at Buyer's sole risk and expense, (i) on-site inspections; and (ii) an environmental assessment no more stringent than an ASTM Phase One Environmental Assessment (an “Environmental Assessment”) of the Assets. In connection with any Environmental Assessment, Buyer agrees not to interfere with the normal operation of the Assets and agrees to comply with all written requirements and safety policies of the operator. The Parties shall execute a “common undertaking” letter regarding the confidentiality of an Environmental Assessment in any case where Buyer is required pursuant hereto to provide Seller with a copy of any part of Buyer's Environmental Assessment. In the event Buyer determines that more than an Environmental Assessment is required in order to properly determine the environmental condition of an Asset, including, without limitation, the conducting of invasive sampling or testing, then Buyer shall provide Seller with a copy of the Environmental Assessment prepared with respect to such Asset and a written request describing the proposed activities to be performed; provided, however, that no such activities shall be performed by Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Any dispute between the Parties arising in connection with a request by Buyer to perform additional activities beyond an Environmental Assessment shall be finally determined by binding arbitration in accordance with the procedures set forth in Section 15.17. Notwithstanding the foregoing or any other terms and provisions of this Agreement, in the event Buyer determines, in its reasonable discretion, that more than an Environmental Assessment is required in order to properly determine the environmental condition of an Asset and Seller refuses to consent to such activities, then Buyer shall have the right at any time prior to Closing to remove the affected Asset from the Transaction and reduce the Purchase Price by the Allocated Value of such Asset, in which case such Asset shall constitute an Excluded Asset.

3.4Indemnification. Buyer agrees to defend, indemnify and hold harmless each of the operators of the Assets, Seller and the other Seller Indemnified Parties from and against any and all Losses caused by any field visit, on-site inspection, Environmental Assessment or other due diligence activity conducted by Buyer or any representative of Buyer with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM THE ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES RESULTING FROM OR ARISING OUT OF THE SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PARTY.

3.5Insurance. During all periods that Buyer and/or any of Buyer's representatives are present on the Assets, Buyer shall maintain, at its sole expense, policies of insurance covering Buyer's and its representatives' activities and presence on the Assets, which insurance shall be of the type and in the amounts consistent with sound business practices.

ARTICLE 4
TITLE MATTERS
4.1Seller's Title.

(a)Limited Defensible Title Representation. Seller represents and warrants to Buyer that, as of the Effective Time and as of the Defect Notice Date, its title to the Leases and Wells is Defensible

Title as defined in Section 4.1(c). Except as set forth in this Section 4.1(a) and the Assignment, Bill of Sale and Conveyance to be delivered at Closing, the form of which is attached hereto as Exhibit D, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller's title to the Leases and Wells and Buyer hereby acknowledges and agrees that Buyer's sole remedy for any defect of title, including any Title Defect, with respect to any of the Leases and Wells before Closing, shall be Buyer's right to adjust the Purchase Price to the extent provided in this Article 4, or terminate this Agreement pursuant to Section 11.1(f).

(b)Exclusive Remedy. With the exception of the special warranty of title in the Assignment, Bill of Sale and Conveyance, as described in Section 4.1(a), (i) the representation and warranty in Section 4.1(a) shall terminate as of the Defect Notice Date and shall have no further force and effect thereafter, and (ii) Section 4.2 shall be the exclusive right and remedy of Buyer with respect to Seller's failure to have Defensible Title with respect to the Leases and Wells.

(c)Defensible Title - Leases and Wells. The term “Defensible Title” means such ownership of record deducible from the applicable county, state and federal records, such that a prudent person engaged in the business of the ownership, development and operation of oil and gas leasehold and properties and having knowledge of all of the facts and their legal bearing would be willing to accept the same, to the Leases, Lands and Wells, and that, subject to and except for Permitted Encumbrances as defined in Section 4.1(d):

(1)Entitles Seller (and Buyer from and after the Effective Time) to receive a share of the Hydrocarbons produced, saved and marketed from any Lease or Well throughout the duration of the productive life of such Lease or Well or such specified zone(s) therein after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments or other similar burdens on or measured by production of Hydrocarbons (a “Net Revenue Interest”), of not less than the Net Revenue Interest or NRI shown in Exhibit A and Exhibit B for such Lease or Well except for (i) decreases in connection with those operations in which Seller may, from and after the date of this Agreement, be a non-consenting co-owner (to the extent permitted pursuant to Section 8.1(a) or 8.1(b)), (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units (to the extent permitted pursuant to Section 8.1(a) or 8.1(b), and (iii) as otherwise stated in Exhibit A and Exhibit B;

(2)Obligates Seller (and Buyer from and after the Effective Time) to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any Lease or Well throughout the productive life of such Lease or Well (“Working Interest”) not greater than the Working Interest or WI shown in Exhibit A and Exhibit B for such Lease or Well without increase, except (i) increases to the extent that they are accompanied by a proportionate increase in Seller's Net Revenue Interest, (ii) increases resulting from contribution requirements with respect to defaults by co-owners from and after the date of this Agreement under applicable joint operating agreements (to the extent permitted pursuant to Section 8.1(a) or 8.1(b), and (iii) as otherwise stated in Exhibit A and Exhibit B;

(3)Results in Seller owning at least the number of total net mineral acres set forth in Exhibit A (“Net Acres”), provided that there shall be no duplication of Title Defects asserted under this Section 4.1(c)(3) and under Sections 4.1(c)(1) or (2); and

(4)is free and clear of liens, encumbrances and defects.

(d)Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(1)lessors' royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests of Seller (or Buyer from and after the Effective Time) below those set forth on Exhibit A and Exhibit B;

(2)liens for Taxes or assessments not yet due or delinquent, provided in each case that Seller has agreed to pay the same pursuant to the terms of this Agreement;

(3)all rights to consent by, required notices to, filings with, or other actions by Governmental Entities, in connection with the conveyance of the applicable Asset if the same are customarily sought after such conveyance;

(4)conventional rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(5)easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets that do not materially reduce or interfere with the operation, development, ownership or value of the affected Asset as currently conducted;

(6)materialmen's, mechanics', operators' or other similar liens arising in the ordinary course of business if such liens and charges are for payments that have not yet become due or delinquent and Seller has agreed to make such payments pursuant to the terms of this Agreement;

(7)such Title Defects (as defined in Section 4.2(a)) as Buyer has waived;

(8)any defects, irregularities or deficiencies in title to easements, rights-of-way or surface use agreements that do not materially adversely affect the operation, development, use, ownership or value of any Asset;

(9)the Contracts set forth on Exhibit C, to the extent complete executed copies of such Contracts are included in the Records and the same do not operate to reduce the Net Revenue Interests of Seller, or Buyer from and after the Effective Time, below those set forth in Exhibit A and Exhibit B, increase the Working Interests of Seller, or Buyer from and after the Effective Time, above those set forth in Exhibit A and Exhibit B without a corresponding increase in the Net Revenue Interests, delay or prevent timely drilling and development of the Assets or receipt of proceeds of Hydrocarbon production therefrom, or materially interfere with, diminish or detract from the ownership, operation, development, value or use of the affected Assets;

(10)any liens burdening the Assets that are released at or before Closing, as contemplated by this Agreement; and

(11)all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that do not (or would not upon foreclosure or other enforcement) reduce the Net Revenue Interest set forth in Exhibit A and Exhibit B or prevent the receipt of proceeds of production therefrom, increase the share of costs above the Working Interest set forth in Exhibit A and Exhibit B (unless the Net Revenue Interest is greater than the Net Revenue Interest set forth on Exhibit A and Exhibit B, in the same proportion as any increase in such Working Interest) or materially interfere with or detract from the ownership, operation, development, value or use of the Assets burdened thereby.

4.2Title Adjustment Procedures

(a)Title Defect. As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, condition or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes a breach of Seller's representation and warranty in Section 4.1(a). Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1)defects based solely on lack of information in Seller's files that is filed of record;

(2)defects in the chain of title arising prior to the year 2001 and consisting of the mere failure to recite marital status in a document or omission of probate succession, heirship or estate proceedings, unless Buyer provides reasonable evidence that such failure or omission results in another person's actual and superior claim of title to the relevant Asset;

(3)defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the date of this Agreement (to the extent such changes are permitted by Section 8.1(a) or 8.1(b));

(4)defects arising prior to the year 2001 out of lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that such corporate or other entity action was not authorized and results in another person's actual and superior claim of title to the relevant Asset; or

(5)defects that have been cured by applicable laws of limitations or prescription such that any claim against Seller's title is barred.

(b)Title Benefit. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to (a) increase the Net Revenue Interest being assigned to Buyer in any Lease or Well above that shown for such Lease or Well in Exhibit A and Exhibit B, to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to Buyer therein above that shown in Exhibit A and Exhibit B, or (b) increase the Net Acres being assigned to Buyer in any Lease to greater than that shown therefor in Exhibit A.

(c)Notice of Defective Interest. On or before the Defect Notice Date, Buyer shall advise Seller in writing of any matters that in Buyer's reasonable opinion constitute a Title Defect with respect to Seller's title to all or any portion of the Leases and Wells (“Notice of Defective Interest”). The Notice of Defective Interest shall be in writing and contain the following: (i) a description of the alleged Title Defect(s), (ii) the Leases or Wells (and the applicable zone(s) therein) affected by the alleged Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documentation reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer's belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all Title Defects discovered by Buyer or any of its representatives, during the calendar week preceding the calendar week then ending, which may be preliminary in nature and supplemented prior to the Defect Notice Date; provided, however, that the failure of Buyer to give Seller any such preliminary notices shall not waive any Title Defects or constitute a breach of this Agreement. Buyer shall also promptly furnish Seller with written notice of any Title Benefit which is discovered by Buyer or any of its representatives while conducting Buyer's title review, due diligence or investigation with respect to the Leases or Wells.

(d)Notice of Title Benefits. On or before the Defect Notice Date, Seller shall have the right, but not the obligation, to advise Buyer in writing of any matters that in Seller's reasonable opinion constitute a Title Benefit with respect to Seller's title to all or any portion of the Leases and Wells (a “Title Benefit Notice”). The Title Benefit Notice shall be in writing and contain the following: (i) a description of the Title Benefit, (ii) the Leases or Wells (and the applicable zone(s) therein) affected by the Title Benefit (“Title Benefit Property”), (iii) the Allocated Values of the Leases or Wells (and the applicable zone(s) therein) subject to such Title Benefit, (iv) supporting documentation reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and (v) the amount by which the Seller reasonably believes the Allocated Value of those Leases or Wells (and the applicable zone(s) therein) is increased by the Title Benefit, and the computations and information upon which Seller's belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Notice Date.

(e)Seller's Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), to Buyer's reasonable satisfaction, any Title Defects of which it has been advised by Buyer.

(f)Remedies for Title Defects. Subject to Seller's continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.2(c) actually exists and is not waived by Buyer or cured on or before Closing, Seller shall convey the Title Defect Property to Buyer at Closing with a reduction to the Purchase Price, provided, however, that Seller shall retain the right to cure such Title Defects after Closing as provided below. The reduction to the Purchase Price contemplated by the foregoing sentence shall equal the amount of the aggregate Title Defect Amounts for all such Title Defects as determined pursuant to Section 4.2(g), subject to the Individual Title Threshold and the Aggregate Deductible set forth in Section 4.2(i), less an amount equal to the aggregate of all Title Benefit Amounts (as so calculated, the “Title Defect Adjustment”). Seller shall have one hundred twenty (120) days after the Closing Date (the “Post-Closing Cure Period”) in which to attempt to cure any such Title Defects subject to the continuing application of the Individual Title Threshold and the Aggregate Deductible. Buyer shall use reasonable efforts to cooperate with Seller's efforts to cure such Title Defects. If Seller cures any such Title Defect to Buyer's reasonable satisfaction prior to the end of the Post-Closing Cure Period, then the Title Defect Amount with respect to the Title Defect that is so cured shall promptly be paid by Buyer to Seller.

(g)Title Defect Amount. The “Title Defect Amount” means the amount by which the value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(1)if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2)if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove the Title Defect from the Title Defect Property;

(3)if the Title Defect represents a decrease between (A) the actual Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit A, then the Title Defect Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Defect Property and the denominator of which is the number of Net Acres for such Title Defect Property stated in Exhibit A, multiplied by (y) the difference between (I) the Net Acres for such Title Defect Property stated in Exhibit A, and (II) the actual Net Acres for any Title Defect Property; and

(4)if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1) or (2) above, the Title Defect Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest or Working Interest for any Title Defect Property and (B) the Net Revenue Interest or Working Interest stated in Exhibit A and Exhibit B; (ii) the Allocated Value of the Title Defect Property; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the values placed upon the Title Defect by Buyer and Seller and (vi) such other reasonable factors as are necessary to make a proper evaluation.

Notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
(h)Title Benefit Amount. “Title Benefit Amount” means the amount by which the value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(1)if Buyer and Seller agree on the amount of the Title Benefit, that amount shall be the

Title Benefit Amount;

(2)if the Title Benefit represents an increase between (A) the actual Net Acres for any Title Benefit Property and (B) the Net Acres for such Title Benefit Property stated in Exhibit A, then the Title Benefit Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Benefit Property and the denominator of which is the number of Net Acres for such Title Benefit Property stated in Exhibit A, multiplied by (y) the difference between (I) the actual Net Acres for any Title Benefit Property and (II) the Net Acres for such Title Benefit Property stated in Exhibit A;

(3)if the Title Benefit is of a type not described above, then the applicable Title Benefit Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest or Working Interest for any Title Benefit Property and (B) the Net Revenue Interest or Working Interest stated in Exhibit A and Exhibit B; (ii) the Allocated Value of the Title Benefit Property; (iii) the portion of the Title Benefit Property affected by the Title Benefit; (iv) the legal effect of the Title Benefit; and (v) such other reasonable factors as are necessary to make a proper evaluation; and

(4)if a Title Benefit Property has no Allocated Value, then such Title Benefit Property shall have no Title Benefit Amount.

(i)Title Deductibles. Notwithstanding anything to the contrary contained in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed thirty-five thousand dollars ($35,000) (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Threshold unless the aggregate amount of the Title Defect Amounts for all Title Defects that exceed the Individual Title Threshold (excluding any Title Defects cured by Seller and less an amount equal to the aggregate of all Title Benefit Amounts) plus the Environmental Defect Value of all Environmental Defects, in the aggregate, exceeds three and one half percent (3.5%) of the Initial Purchase Price (“Aggregate Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of the Aggregate Deductible. Notwithstanding the foregoing, the Individual Title Threshold and the Aggregate Deductible shall not apply to Title Defects arising from Seller's failure to obtain any third party consents to assign any of the Assets to Buyer, such that Buyer shall receive an adjustment to the Purchase Price equal to the full Title Defect Amounts attributable to any such Title Defects.

4.3Title Dispute Resolution. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.3: (i) the existence and scope of a Title Defect or Title Benefit, (ii) the Title Defect Amount or Title Benefit Amount, as the case may be, relating to the portion of the Asset affected by a Title Defect or Title Benefit and (iii) the adequacy of Seller's Title Defect curative materials and Buyer's reasonable satisfaction thereof (the “Title Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (i), (ii) and (iii) on or before Closing, the affected Asset shall be conveyed to Buyer at Closing and Buyer shall pay an amount equal to the aggregate of all claimed Title Defect Amounts with respect to Title Disputed Matters into the Escrow Account. The Escrow Agreement shall provide, with respect to the Title Disputed Matters, that funds will be released from the Escrow Account only upon the joint written instructions of the Parties (which instructions shall be given by the Parties so as to give effect to the decision of the Arbitrator within five (5) Business Days after the Arbitrator renders a decision pursuant to Section 15.17). Further, the Title Disputed Matters will be finally determined by binding arbitration pursuant to Section 15.17.

4.4Consents and Preferential Purchase Rights. The remedies set forth in this Section 4.4 are the exclusive remedies under this Agreement for consents to assign and preferential rights to purchase.

(a)Consents. All required consents to assignment that are necessary for Seller to execute, deliver and perform its obligations under this Agreement (each, a “Required Consent”) are set forth on Schedule 4.4(a). Seller shall use reasonable efforts to obtain all Required Consents prior to Closing. Consents and approvals which are customarily obtained post-Closing shall not be considered Required Consents. If prior to Closing, Seller fails to obtain a Required Consent to assign that would invalidate the conveyance of the Asset affected by the consent to assign, that would materially affect the value or use of the Asset (“Affected Asset”) or that Buyer is unwilling to waive as a Title Defect (provided that Buyer shall have no right to waive Seller's failure to obtain any Material Consent), then Seller shall retain the Affected Asset and the Purchase Price shall be reduced by the Allocated Value of the Affected Asset. Seller, with Buyer's assistance, shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing. If such Required Consent has been obtained as of the Final Settlement Date, Seller shall convey the Affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the Affected Asset, less any proceeds from the Affected Asset attributable to the period of time after the Effective Time received and retained by Seller (net of any Property Expenses paid by Seller attributable to such period) and otherwise subject to the Purchase Price adjustments provided for in this Agreement. If such Required Consent has not been obtained as of the Final Settlement Date, the Affected Asset shall be excluded from the sale and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the Affected Asset. Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments in order to obtain such consent.

(b)Preferential Purchase Rights. All preferential rights to purchase that are necessary for Seller to execute, deliver and perform its obligations under this Agreement are set forth on Schedule 4.4(b). Prior to Closing, Seller shall use reasonable good faith efforts to give notices required in connection with such preferential purchase rights together with any other preferential rights to purchase discovered by Buyer prior to Closing. If any preferential right to purchase any portion of the Assets is timely and properly exercised prior to Closing, then that portion of the Assets affected by such preferential purchase right shall be sold to the exercising party on the same terms and conditions provided in this Agreement and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets. Upon the consummation of any such sale of Assets to an exercising third party, the Assets sold shall be deemed to be Excluded Assets. If by Closing, the time frame for the exercise of a preferential purchase right has not expired and Seller has not received written notice of an intent not to exercise or a written waiver of the preferential purchase right, then Seller shall retain the affected Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets. As to any Assets retained by Seller hereunder, following Closing if a preferential right to purchase is not consummated within the time frame specified in the preferential purchase right, or if the time frame for exercise of the preferential purchase right expired without exercise after the Closing, Seller shall promptly convey the affected Asset to Buyer effective as of the Effective Time, and Buyer shall pay the Allocated Value thereof pursuant to the terms of this Agreement, subject to applicable Purchase Price adjustments provided in this Agreement.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

(a)“Condition” means any circumstance, status or defect that requires Remediation to comply with Environmental Laws or any Lease or Contract.

(b)“Environmental Defect” means a Condition in, on, under or relating to a particular Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that causes a particular Asset to be in violation of an Environmental Law, Lease or Contract, if the estimated cost of Remediation of the Asset consistent with applicable Environmental Laws and the requirements of any applicable Lease or Contract exceeds thirty-five thousand dollars ($35,000) per Condition.

(c)“Environmental Law” or “Environmental Laws” shall mean, as of the date of this Agreement, any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to: (a) pollution or pollution control, including, without limitation, storm water;

(b) protection of human health, wildlife, natural resources or the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

(d)“Governmental Entity” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

(e)“Hazardous Materials” shall mean, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

(f)“Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws, Lease or Contract from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

5.2Environmental Liabilities and Obligations. Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to and release Seller, its stockholders, directors, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties) from all Losses (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation) and expenses for the modification, repair or replacement of facilities on the Lands brought or assessed by any and all persons, including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any Condition of the Assets whether created or attributable to periods either before or after the Effective Time, including, but not limited to, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Assets or the Lands (collectively, “Buyer's Environmental Liabilities”). Notwithstanding anything contained in this Agreement, “Buyer's Environmental Liabilities” shall not include any claims, costs, expenses, liabilities or obligations arising from or related to any disposal prior to the Closing Date by Seller or any of its affiliates of any Hazardous Material or other material or substances generated or used on the Assets, at sites off of the Assets.

5.3Environmental Representation and Warranty. With respect to the Assets, Seller has not entered into, and is not subject to, any agreement, consent, order, decree, judgment, license, permit condition or other directive of any Governmental Entity that (i) is in existence as of the date of this Agreement, (ii) is based on any Environmental Laws that relate to the future use of any of the Assets and (iii) requires any change in the present conditions of any of the Assets. As of the date of this Agreement, Seller has not received written notice from any person, entity or Governmental Entity of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that: (i) interferes with or prevents compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any common law or other liability of Seller to any person, entity or Governmental Entity.

5.4Environmental Defect Notice. On or before the Defect Notice Date, Buyer shall give Seller written notice of any Environmental Defects as to which Buyer has knowledge prior to the Defect Notice Date (an “Environmental Defect Notice”). Buyer shall be deemed to have waived its right to assert an Environmental Defect if Buyer does not include such Environmental Defect in an Environmental Defect Notice delivered to Seller on or before the Defect Notice Date. An Environmental Defect Notice shall contain the following: (i) a description of the Condition in, on, under or relating to the Asset that causes the alleged Environmental Defect; (ii) a description of the Asset affected by the alleged Environmental Defect (each an “Environmental Defect Property”); (iii) the Allocated Value of each Environmental Defect Property; (iv) supporting documentation reasonably necessary for Seller (as well as any consultant hired by Seller) to verify the existence of the alleged Environmental Defect(s), including, without limitation, that portion of any Environmental Assessment prepared by Buyer or its representatives to the extent and only to the extent the same relates to the Environmental Defect Property, and (v) Buyer's estimated cost to Remediate the alleged Environmental Defect (the “Environmental Defect Value”).

5.5Seller's Right to Remediate. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate at any time prior to Closing any Environmental Defects of which it has been advised by Buyer prior to the Defect Notice Date.

5.6Environmental Defect Adjustments. Upon delivery of a timely Environmental Defect Notice, the Parties shall proceed as follows:

(a)With respect to each Environmental Defect asserted by Buyer on or before the Defect Notice Date, Seller may elect, in its sole discretion, on or before the date that is two (2) days prior to Closing, to:

(1)reach agreement with Buyer on the existence and scope of the Environmental Defect and subject to Section 5.6(b), adjust the Purchase Price by the Environmental Defect Value of the Environmental Defect Property (the “Environmental Defect Adjustment”), whereupon Seller shall convey the Environmental Defect Property to Buyer at Closing and Buyer shall thereafter assume all liability for Remediation of the Environmental Defect Property;

(2)if the Environmental Defect Value exceeds the Allocated Value of the Environmental Defect Property, then Seller may elect to remove the Environmental Defect Property from the Transaction and reduce the Purchase Price by the Allocated Value of the Environmental Defect Property, in which event such Environmental Defect Property shall constitute an Excluded Asset; or

(3)challenge the existence and/or scope of the Environmental Defect and/or Environmental Defect Value asserted by Buyer pursuant to Section 5.7. If Seller elects to challenge the existence of an Environmental Defect and/or Environmental Defect Value and such dispute has not been resolved as of Closing, at Closing Buyer shall pay an amount equal to the claimed Environmental Defect Value into the Escrow Account, such amount to be released to Buyer or Seller based on the joint instructions of the Parties. If the Environmental Defect Value of any Asset, as finally determined, exceeds the Allocated Value of such Asset, either Seller or Buyer may elect to remove the Asset from the Transaction and reduce the Purchase Price by the Allocated Value of such Asset, in which event such Environmental Defect Property shall constitute an Excluded Asset.

(b)There shall be no reduction to the Purchase Price or other remedies provided by Seller for any Environmental Defect unless the Environmental Defect Values of all Environmental Defects in the aggregate (excluding any Environmental Defects Remediated by Seller), plus the Title Defect Amounts of all Title Defects in the aggregate, exceed the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price and remedies only with respect to such Environmental Defects in excess of the Aggregate Deductible.

(c)Notwithstanding anything contained in this Agreement, if the Environmental Defect Value exceeds the Allocated Value of any Environmental Defect Property, then Buyer may at any time prior to Closing elect to remove such Environmental Defect Property from the Transaction and, subject to application of the Aggregate Deductible, reduce the Purchase Price by the Allocated Value of such Environmental Defect Property, in which event such Environmental Defect Property shall constitute an Excluded Asset.

5.7Contested Environmental Defects. If, pursuant to Section 5.6(a)(3), Seller elects to proceed under this Section 5.7 with respect to an Environmental Defect, the following matters shall be determined pursuant to this Section 5.7: (a) the existence and scope of an Environmental Defect, and (b) the Environmental Defect Value. The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (a) or (b) within thirty (30) days after the Defect Notice Date, the disputed matters will be finally determined by binding arbitration in accordance with the procedures set forth in Section 15.17.

5.8Exclusive Remedies. The right of Buyer to reduce the Purchase Price to reflect one or more Environmental Defect Adjustments pursuant to this Article 5, to remove the Environmental Defect Property from the Transaction pursuant to Section 3.3 or this Article 5 or to terminate this Agreement pursuant to Section 11.1(f), shall be the exclusive right and remedy of Buyer with respect to environmental matters with respect to the Assets, except with respect to environmental matters related to the offsite disposal of Hazardous Materials or other materials or substances. Notwithstanding anything herein provided to the contrary, except as provided in the preceding sentence, if an Environmental Defect under this Article 5 results from any matter which could also result in the breach of any representation or warranty of Seller in this Agreement, then Buyer shall only be entitled to assert such matter before the Defect Notice Date as an Environmental Defect to the extent permitted by this Article 5. Buyer shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

ARTICLE 6
SELLER'S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of Closing and as of the Effective Time except where otherwise indicated. The term “Knowledge” has the meaning set forth in Section 15.13.
6.1Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to carry on its business in the State of Texas.

6.2Power. Seller has all requisite corporate power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any provision of Seller's governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which Seller or the Assets is bound, or any judgment, decree, order, statute, law, rule or regulation applicable to Seller or the Assets.

6.3Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes, and the documents to be executed by Seller at Closing will constitute, Seller's legal, valid and binding obligations, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws for the protection of creditors, as well as to general principles of equity.

6.4Liability for Brokers' Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees or any commission relating to the Transaction for which Buyer shall have any responsibility, liability or obligations whatsoever.

6.5No Bankruptcy. There are no bankruptcy, reorganization, liquidation or receivership proceedings pending, being contemplated by or, to Seller's Knowledge, threatened against Seller.

6.6Litigation.

(a)There are no actions, suits, investigations, arbitration or other proceedings, notices of violation or claims pending or, to the Knowledge of Seller, threatened, affecting the Assets or that would impair Seller's ability to consummate the Transaction or to assume the liabilities to be assumed by Seller under this Agreement.

(b)There are no actions, suits, investigations, arbitration or other proceedings, notices of violation or claims pending or, to the Knowledge of Seller, threatened, against the Seller or affecting any of the Assets, in any court or by or before any Governmental Entity involving the ownership or operation of the Assets; nor is Seller in default under any order, writ, injunction, or decree of any court or Governmental Entity, in each case that would be reasonably likely to have a material adverse effect on any of the Assets.

(c)This Section 6.5 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5.

6.7Compliance with Law. The Assets have been operated in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders. Seller has not received any written notice of a material violation of any statute, law, ordinance, regulation, rule or order of any Governmental Entity, or any judgment, decree or order of any court, applicable to the Assets. This Section 6.7 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5.

6.8Status and Operation of Assets. Except as described on Schedule 6.8 (“Capital Expenditures”), (i) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Time which expenditures are, individually, estimated to cost seventy-five thousand dollars ($75,000) or more, net to Seller's interest, and (ii) no contractual obligations, proposals or authorities for expenditures are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, rework any Well, or to conduct other operations on the Assets for which consent is required under the applicable operating agreement, to abandon any Well, or to conduct any other operation on the Assets for which the estimated cost exceeds seventy-five thousand dollars ($75,000), net to Seller's interest.

6.9Taxes. All Taxes and assessments pertaining to the Assets that are due and payable have been properly paid by Seller. There are no liens for Taxes with respect to the Assets other than Permitted Encumbrances. There are no suits or proceedings pending, or to Seller's Knowledge, any claims, investigations, audits, inquiries pending or threatened against Seller in respect of Taxes which affect or may reasonably be expected to affect any of the Assets. No Asset is subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code. Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax affecting the Assets.

6.10Imbalance Volumes. There are no oil or gas well or pipeline imbalances other than those listed in Schedule 6.10 which are associated with the Assets.

6.11Leases. To Seller's Knowledge, all of the Leases are in full force and effect insofar as they cover the lands described on Exhibit A and Seller is not in default with respect to any of its material obligations under any of the Leases. Except as set forth in Schedule 6.11, Seller has not received any written notice of default or breach under any of the Leases which default or breach has not been cured or remedied to the satisfaction of the applicable lessor.

6.12Material Agreements.

(a)Except for the Leases, Exhibit C sets forth all material Contracts related to the ownership and operation of the Assets that are of the type described below (collectively, the “Material Agreements”):

(1)any Contract that can reasonably be expected to result in aggregate payments by Seller of more than fifty thousand dollars ($50,000) during the current or any subsequent fiscal year or two hundred fifty thousand dollars ($250,000) in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) that cannot be terminated by the Seller on ninety (90) days or less notice;

(2)any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than fifty thousand dollars ($50,000) during the current or any subsequent fiscal year or two hundred fifty thousand dollars ($250,000) in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(3)any Hydrocarbon purchase and sale, transportation, processing or similar Contract that is not terminable without penalty on sixty (60) days or less notice;

(4)any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract;

(5)any Contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than fifty thousand dollars ($50,000); and

(6)any Contract with any affiliate of Seller that will be binding on Buyer after Closing and will not be terminable by Buyer within thirty (30) days or less notice.

(b)There exist no defaults under the Material Agreements by Seller or, to Seller's Knowledge, by any other person that is a party to such Material Agreements.

6.13Hydrocarbon Sales Contracts. Except for the Hydrocarbon sales contracts listed on Exhibit C, no Hydrocarbons produced from the Assets are subject to a sales contract and no person has any call upon, option to purchase or similar rights with respect to any material amounts of production from the Assets. Except as set forth on Schedule 6.13, (i) there have been no written claims from any third party for any price reduction or increase or volume reduction or increase under any Hydrocarbon sales contract related to the Assets, and Seller has not made any claims for any price reduction or increase or volume reduction or increase under any Hydrocarbon sales contract related to the Assets, (ii) to the Knowledge of Seller, payments for Hydrocarbons sold pursuant to each Hydrocarbon sales contract related to the Assets have been made (subject to adjustment in accordance with such Hydrocarbon sales contract) in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon sales contracts, and (iii) no purchaser under any Hydrocarbon sales contract related to the Assets has notified Seller in writing (or, to the Knowledge of Seller, the operator of any Asset) of its intent to cancel, terminate, or renegotiate any such Hydrocarbon sales contract or has otherwise failed or is currently refusing to take and pay for Hydrocarbons in the quantities and at the price set out in any such Hydrocarbon sales contract, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon sales contract or otherwise.

6.14Areas of Mutual Interest. No Asset is subject to (or has related to it) any area of mutual interest agreement, or any farmout agreement, farmin agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.

6.15Production Payments. Except for the imbalance volumes and the contracts and arrangements listed in Schedule 6.10, Seller is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay”, advance payment or similar provision, gas balancing agreement or any other arrangement to deliver any material amounts of Hydrocarbons without then or thereafter receiving full payment therefor, or to make payment for any material amounts of Hydrocarbons already produced and sold.

6.16Surface Access. Other than the surface leases, permits, rights-of-way, licenses, easements, and other surface rights agreements described on Exhibit C, there are no surface use or access agreements currently in force and effect that would materially interfere with oil and gas operations on the Leases as currently conducted. Seller has a legal right of access to all of the Leases and Wells.

6.17Insurance. As of the Effective Time, Seller has maintained, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage in amounts and on terms Seller reasonably believes to be appropriate and customary in the circumstances.

6.18No Other Representations or Warranties; Disclosed Materials.

(a)Except for the representations and warranties contained in this Agreement or the documents assigning the Assets, Seller makes no other (and Buyer acknowledges that it is not relying upon any) express or implied representation or warranty with respect to Seller, the Assets or the Transaction, and Seller disclaims any other representations or warranties not contained in this Agreement or the documents assigning the Assets, whether made by Seller, any affiliate of Seller, or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement, the disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter would or would reasonably be expected to have a material adverse effect on any of the Assets.

(b)The information relating to the Assets contained in this Agreement or the Schedules or Exhibits hereto is true and correct in all material respects. In connection with this Agreement or the documents furnished to Buyer and Buyer's representatives hereunder, Seller has not (i) knowingly employed any device, scheme or artifice to mislead or defraud Buyer or (ii) knowingly engaged in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Buyer or any third party.

6.19Oil and Gas Operations. Except as set forth in Schedule 6.19:

(a)none of the Wells have been produced in excess of their allowable such that they are subject to being shut-in or to any overproduction penalty, and Seller has not received any payment for Hydrocarbon production from any Well which is subject to refund or recoupment out of future production;

(b)there have been no changes proposed to reduce the production allowables for any Well that are currently pending;

(c)all of the Wells have been (if drilled) drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with the applicable Leases and Contracts, and applicable laws, rules, regulations and permits;

(d)Seller has not abandoned any Well operated by it, except in accordance with the applicable Leases, Contracts, laws, rules, and regulations and good oil and gas industry practices;

(e)proceeds from the sale of Hydrocarbons produced from and attributable to the Assets are being received by Seller in a timely manner and are not being held in suspense for any reason;

(f)all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of Hydrocarbon production from the Assets, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all respects, except for those for which Seller has a legal right to suspend;

(g)except as set forth on Exhibit B, none of the Wells have a payout balance which will result in a reduction in Seller's interest therein after payout occurs; and

(h)all of the Wells that have been drilled and completed have been drilled and completed on lands currently covered by the Leases or on lands properly pooled or unitized therewith.

6.20Offsite Disposal. Except as set forth in Schedule 6.20 and except for de minimis quantities of waste materials generated in the ordinary course of Seller's business, Seller has not disposed of any produced water, hazardous substances or solid waste materials generated on the Assets or used on the Assets, at sites off of the Assets.

6.21Affiliate Transactions. Except as set forth in Schedule 6.21, there are no transactions or Contracts affecting any of the Assets between Seller and any affiliate of Seller (“Affiliate Contracts”) that will continue beyond the Closing. All of the Affiliate Contracts can be terminated by Seller prior to the Closing or by Buyer after the Closing upon thirty (30) days or less notice. As used in this Agreement, "affiliate" means, with respect to any person or entity, each other person or entity directly or indirectly controlling, controlled by or under common control with such person.

6.22Material Consents. Except as set forth in Schedule 6.22, there are no consents to assignment relating to the Assets where the consent provision provides that an assignment in violation thereof is void or voidable, triggers the payment of specified liquidated damages, or causes termination of the affected Lease or other Asset to be assigned (“Material Consents”).

6.23Unplugged Wells. Except for wells listed in Schedule 6.23, there are no dry holes, or shut-in or otherwise inactive wells, located on the Lands, except for wells that have been plugged or abandoned in compliance with applicable laws and regulations, and except for wells drilled to depths not included within the Assets.

6.24Permits. Seller possesses all material permits required to be obtained for conducting its business with respect of the Assets as presently conducted, and Seller has not received written notice of any violations of the permits that remain uncured or that any permit will not be renewed.

6.25Expenses. To the Knowledge of Seller, in the ordinary course of business, Seller has paid all lease operating expenses, capital expenses, joint interest billings and other costs and expenses attributable to the ownership and operation of the Assets in a timely manner before becoming delinquent, except such costs and expenses as are disputed in good faith by Seller and set forth in Schedule 6.25.

6.26Bonds and Letters of Credit. Except as set forth in Schedule 6.26, there are no bonds, letters of credit, guarantees or other similar commitments held by Seller that are required by third parties in order for Seller to own the Assets, and if operated by Seller or an affiliate of Seller, to operate the Assets.

6.27Suspense Accounts. Schedule 6.27 sets forth a true and complete amount, as of November 1, 2011, of all third party proceeds of production from the Assets being held in suspense by Seller.

ARTICLE 7
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of Closing and as of the Effective Time:
7.1Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the State of Texas.

7.2Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer's governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

7.3Authorization and Enforceability. This Agreement constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4Liability for Brokers' Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers'

or finders' fees or any commission relating to the Transaction for which Seller shall have any responsibility, liability or obligations whatsoever.

7.5Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, or Governmental Entity pending or, to Buyer's Knowledge, threatened against it before any Governmental Entity that impedes or is likely to impede its ability to consummate the Transaction.

7.6Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer's Knowledge, threatened against Buyer.

7.7Financial Resources. Buyer has, and shall have as of Closing, sufficient funds with which to pay the Closing Amount and consummate the Transaction and, following Closing, Buyer will have sufficient funds to pay any adjustments to the Purchase Price and meet its other payment obligations under this Agreement.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a)Operations Prior to Closing. Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the date of execution of this Agreement to the Closing, Seller will (i) use reasonable efforts to cause the Assets to be operated in a good and workmanlike manner consistent with past practices and in compliance in all material respects with all applicable Leases, Contracts, laws, rules regulations and permits, (ii) pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations, (iii) notify Buyer and obtain Buyer's consent (which shall not be unreasonably withheld or delayed) to capital expenditures anticipated to cost in excess of seventy-five thousand dollars ($75,000) per operation, net to Seller's interest, conducted on the Assets, exclusive of the Capital Expenditures listed on Schedule 6.8, (iv) give prompt written notice to Buyer of any notice of asserted default or violation received or given by Seller under any Lease, Contract, laws, rules, regulations or permits affecting any Asset, and (v) cause its employees to furnish Buyer with such financial and operating data and other information with respect to the Assets as Buyer may from time to time reasonably request.

(b)Restriction on Operations. Subject to Section 8.1(a), unless Seller obtains the prior written consent of Buyer to act otherwise (which shall not be unreasonably withheld or delayed), from the date of execution of this Agreement until Closing, Seller will not (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms), (ii) except for the Capital Expenditures listed on Schedule 6.8, approve, propose to any third party or commence any operations on the Assets anticipated in any instance to cost more than seventy-five thousand dollars ($75,000) per operation, net to Seller's interest (excepting emergency operations required under presently existing contractual obligations, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided that Seller immediately notifies Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein), (iii) encumber, convey or dispose of, or remove from the Lands, any part of the Assets (other than sale or disposal of equipment replaced with items of comparable or superior quality or sale of Hydrocarbons produced from the Assets in the regular course of business), (iv) enter into any farmout or farmin affecting the Assets, (v) let lapse any insurance now in force with respect to the Assets, (vi) materially modify, or terminate prior to its stated expiration, any Material Agreement, (vii) make any non-consent elections with respect to operations affecting the Assets, (viii) relinquish any operating rights or other rights with respect to the Assets, (ix) enter into any agreements that would constitute a Material Agreement, provided that Seller will promptly notify Buyer of any agreements entered into affecting or related to any of the Assets (provided that any failure of Seller to provide notice to Buyer of any agreement entered into shall not constitute a breach of this Agreement); (x) subject any of the Assets to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), or (xi) settle or compromise any claim or proceeding, or waive or extend any period of limitations, relating to Taxes attributable to any of the Assets.

(c)Marketing. Unless Seller obtains the prior written consent of Buyer (which shall not be unreasonably withheld or delayed) to act otherwise, Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one month.

(d)Consents. For the purposes of obtaining the written consents required in Sections 8.1(a) through (c), Buyer designates the following contact person: Mr. Steve Guthrie, at the address for Buyer set forth in Section 15.3, sguthrie@concho.com or facsimile no. (432) 684-7137. Such consents may be obtained in writing by overnight courier or given by .pdf or facsimile transmission.

(e)Status. Seller shall use all reasonable efforts to assure that as of the Closing Date, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(f)Notices of Claims. Seller shall promptly notify Buyer in writing, if, between the date of execution of this Agreement and the Closing Date, Seller receives notice (written or verbal) of any claim, suit, action or other proceeding affecting the Assets or notice (written or verbal) of any default under the Leases or any Material Agreement.

(g)Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Seller shall use reasonable efforts to cause the Assets to be operated in compliance in all material respects with all applicable Leases, Contracts, permits, statutes, ordinances, rules, regulations and orders.

(h)Audit Rights. Seller shall cooperate with Buyer and make available, during normal business hours, to Buyer and its representatives prior to and for a period of fifteen (15) months following the Closing any and all existing information and documents relating to revenues and expenses attributable to the Assets and in the possession of Seller (subject to the rights of third parties) that Buyer may reasonably require to comply with Buyer's tax and financial reporting requirements and audits, including any filings with any Governmental Entity and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Without limiting the generality of the foregoing, Seller will use its commercially reasonable efforts after execution of this Agreement and following Closing to cooperate with the independent auditors chosen by Buyer (“Buyer's Auditor”) in connection with their audit or review of any revenue and expense records pertaining to the Assets that Buyer or any of its affiliates requires to comply with their tax, financial and other reporting requirements. Seller's cooperation will include (i) reasonable access during normal business hours to Seller's employees and representatives designated by Seller who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer's Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; and (ii) delivery of one or more customary representation letters from Seller to Buyer's Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to allow Buyer's Auditor to issue an opinion with respect to its audit or review. Buyer will pay or, if paid, reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by Seller in complying with the provisions of this Section 8.1(h).

(i)Suspense Accounts. Prior to Closing, Seller shall prepare a schedule setting forth the following information: (i) all proceeds of production attributable to the Assets held by Seller in suspense, (ii) the reason such proceeds are being held in suspense, and (iii) if known, the name or names of the persons claiming such proceeds. To the extent Buyer receives a reduction in the Purchase Price pursuant to this Agreement for such suspense funds, Buyer agrees to indemnify Seller against any claim relating to the failure to pay such fund after Closing.

8.2Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

(a)Status. Buyer shall use reasonable efforts to assure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the

Transaction.

(b)Confidentiality. Upon Closing, the Confidentiality Agreement dated November 17, 2011, between Seller and Buyer shall terminate. All information obtained from Seller in connection with the Transaction whether before or after the execution of this Agreement (“Information”) is deemed by the Parties to be confidential and proprietary to Seller. Buyer shall take reasonable steps to ensure that Buyer's employees, consultants and agents comply with the provisions of this Section 8.2(b). Until completion of the Closing, except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, subject to such exceptions as are contained in the Confidentiality Agreement. Upon Closing, any obligation of confidentiality under this Section 8.2(b) shall terminate.

(c)Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its affiliates with Governmental Entities and relating to the Assets are transferable to Buyer. At or prior to Closing upon reasonable written request from Seller, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such Governmental Entities to own the Assets.

(d)Successor Operator. Seller is designated as operator of certain Assets pursuant to joint operating agreements with third parties and at Closing will tender operation of such Assets to Buyer. Buyer acknowledges that such third parties may not agree to allow Buyer to succeed Seller as operator under such joint operating agreements or may otherwise exercise other rights they may have that would preclude Buyer from succeeding Seller as operator. Buyer specifically acknowledges and agrees that Seller has made no representation or guarantee that Buyer will succeed Seller as operator under any joint operating agreement; provided that Seller shall use commercially reasonably efforts, if requested by Buyer, to support Buyer's succession of Seller as operator as to any of the Assets currently operated by Seller, subject to the provisions of any applicable joint operating agreement.

8.3Covenants and Agreements of the Parties.

(a)Communication Between the Parties Regarding Breach. If Buyer develops information during its Due Diligence Review that leads Buyer to believe that Seller has materially breached a representation or warranty under this Agreement, Buyer shall use reasonable efforts to inform Seller in writing of such material breach as soon as reasonably practicable, but in any event, at or prior to Closing. If any Party believes the other Party has materially breached any term of this Agreement, the Party who believes the breach has occurred shall promptly give written notice to the breaching Party of the nature of the breach.

(b)Announcements. For a period of three (3) months following the date of this Agreement, Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the Transaction, allowing a reasonable period of time for comment by the other Party; provided, however, that the foregoing shall not prevent either Party from timely complying with any applicable securities laws or stock exchange rules. Neither Party shall be named in any press release or announcement of the other Party without such Party's prior written consent, which shall not be unreasonably withheld or delayed.

(c)Casualty Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), and the resulting loss from such Casualty Loss exceeds two hundred thousand dollars ($200,000) based on the Allocated Value of the affected Assets, Buyer shall not be obligated to purchase such Asset. If Buyer declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset. If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). Seller, at its sole option, may elect to cure such Casualty Loss and, in such event, Seller shall be entitled to all insurance proceeds. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is reasonably acceptable to

Buyer. If Seller elects to cure the Casualty Loss, and the Casualty Loss is cured to Buyer's reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.

(d)Written Instructions. Seller and Buyer covenant and agree that when a Party becomes entitled to any distribution from the Escrow Account, the Parties shall within five (5) Business Days execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such Party, if any, from the Escrow Account in accordance with this Agreement. In the event the Parties do not submit joint written instructions when required by the terms of this Section 8.3(d), the Parties shall submit to binding arbitration, as provided in this Agreement upon the request of either Party to settle any dispute or unresolved issue.

ARTICLE 9
TAX MATTERS

9.1Definitions. For the purposes of this Agreement:

(a)“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, Texas franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above, and (iv) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (i), (ii), or (iii) above;

(b)“Production Taxes” shall mean all Severance Taxes and Property Taxes;

(c)“Property Taxes” shall mean all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes and Transfer Taxes;

(d)“Severance Taxes” shall mean all extraction, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes;

(e)“Straddle Period” means any taxable period including, but not ending on, the date of the Effective Time;

(f)“Taxes” means (a) any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any liability in respect of Taxes described in clauses (a) and (b) above payable by reason of assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise; and

(g)“Transfer Taxes” means any sales, use, excise, stock, stamp, document, filing, recording,

registration, authorization and similar Taxes, fees and charges, and any penalties, additions to Tax, and interest levied or assessed thereon, but not including Production Taxes or Income Taxes.

9.2Apportionment of Property Taxes. Property Taxes shall be prorated as of the Effective Time based on the number of days in the tax period before and after the Effective Time, and liability therefor allocated to Seller for pre-Effective Time Property Taxes and to Buyer for post-Effective Time Property Taxes, without duplicating any adjustment to the Purchase Price required by Section 2.3. For the purpose of calculating the Final Purchase Price under Section 13.1(a), Property Taxes shall be based on actual Property Taxes assessed for the year 2011. After Closing, Buyer shall timely file or cause to be filed all required reports and returns for, related to, or incident to the Property Taxes, and shall timely pay or cause to be paid to the taxing authorities all Property Taxes for the Property Tax period during which the Closing Date occurs. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.3Apportionment of Severance Taxes. Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Buyer for post-Effective Time Severance Taxes, without duplicating any adjustment to the Purchase Price required by Section 2.3. For the purpose of calculating the Final Purchase Price under Section 13.1(a), Severance Taxes determined with respect to 2011 production shall be estimated based on current State of Texas Production Tax rates. After Closing, Buyer shall timely file or cause to be filed all required reports and returns for, related to, or incident to Severance Taxes for any Straddle Period that are due after the Closing Date and shall timely pay or cause to be paid to the taxing authorities all Severance Taxes for all taxable periods including the Closing Date. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.4Transfer Taxes. Notwithstanding anything to the contrary herein, the Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes required to be paid in connection with the sale of the Assets pursuant to this Agreement. Seller shall timely file or cause to be filed all required reports and returns for, related to, or incident to such Transfer Taxes and shall timely collect, remit and pay or cause to be paid to the taxing authorities all Transfer Taxes. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of Seller to comply with the previous sentence shall be allocated to, and shall be payable by, Seller.

9.5Section 1031 Exchange. If either Party hereto elects (the “Electing Party”) to accomplish the Transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code (a “Like-Kind Exchange”), the Electing Party shall so notify the other Party hereto in writing, and such other Party hereto (the “Cooperating Party”) agrees to cooperate, as set forth below, with the Electing Party in complying with the requirements under Section 1031 of the Code to effect a Like-Kind Exchange.  In the event of such an election, the Electing Party agrees to indemnify, defend and hold the Cooperating Party harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including reasonable attorneys' fees and costs of litigation, that the Cooperating Party may suffer or incur by reason of such cooperation or Like-Kind Exchange.  Buyer and Seller expressly reserve the right to assign their rights, but not their obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) or an Exchange Accommodation Titleholder as provided in Rev. Proc. 2000-37, 2000-2 C.B. 308 on or before the Closing Date.  The Cooperating Party agrees to cooperate, but at no cost, expense or risk to the Cooperating Party, and take any actions reasonably requested by the Electing Party, to cause the Transaction, in whole or in part, to be consummated as and to qualify as a Like-Kind Exchange, including, but not limited to, (a) permitting this Agreement to be assigned to a Qualified Intermediary or Exchange Accommodation Titleholder and (b) conveying the Assets to, or at the direction of, the Qualified Intermediary or Exchange Accommodation Titleholder.  In no event, however, shall any Like-Kind Exchange extend, delay or otherwise adversely affect the Closing Date and in no event shall the Cooperating Party be required to take title to any other property in connection with such Like-Kind Exchange.

9.6Post-Closing Tax Matters.

(a)The Parties shall estimate all Taxes (excluding Seller's Income Taxes) attributable to the ownership or operation of the Assets to the extent they relate to the period on and after the Effective Time and through the Closing Date and all Transfer Taxes and, to the extent applicable, incorporate such estimates into the Preliminary Settlement Statement. Any Production Taxes allocable under Sections 9.2 and 9.3 to periods after the Effective Time and paid by Seller on or prior to the Closing Date shall be for the account of Seller. The actual amounts (to the extent applicable and to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement. When the actual amounts are known, Buyer or Seller shall make such payments to the other (if any) as are necessary to effect the allocation of Taxes described in this Section 9.6.

(b)After the Closing Date, each of Buyer and Seller shall:

(1)reasonably assist the other in preparing any Tax returns with respect to any Tax incurred or imposed, or required to be filed, in connection with the Transaction, and in qualifying for any exemption or reduction in Tax that may be available;

(2)reasonably cooperate in preparing for any audits or examinations by, or disputes with, taxing authorities regarding any Tax incurred or imposed in connection with the Transaction;

(3)make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Transactions; provided however, no Party shall be required to provide to the other Party any information, records or documents subject to attorney-client privilege or any information, records or documents related to Income Taxes; and

(4)provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other's Tax liability under applicable law or this Agreement, and to promptly furnish the other with copies of all correspondence with respect to any such Tax audit, examination, or assessment.

9.7No Account to be Given to Income Taxes. Anything in this Agreement to the contrary notwithstanding, no account shall be given to any Party's Income Taxes for purposes of making any adjustment to the Purchase Price pursuant to this Agreement.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1Seller's Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of the Buyer that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Section 10.1(a) at and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller confirming the foregoing; and

(b)No order has been entered by any Governmental Entity having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing.

10.2Buyer's Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of the Seller that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Section 10.2(a) at and as of the Closing Date in accordance with their terms as if such representations were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller or Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing; and
(b)No order has been entered by any Governmental Entity having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing.

ARTICLE 11
RIGHT OF TERMINATION

11.1Termination. This Agreement may be terminated in accordance with the following provisions:

(a)by mutual consent of Seller and Buyer;

(b)by Seller, if Seller's conditions set forth in Section 10.1(a) are not satisfied or are not capable of satisfaction at such time through no fault of Seller, or are not waived by Seller, as of the Closing Date;

(c)by Buyer, if Buyer's conditions set forth in Section 10.2(a) are not satisfied or are not capable of satisfaction at such time through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

(d)by Seller, if, through no fault of Seller, the Closing does not occur on or before March 31, 2012;

(e)by Buyer, if, through no fault of Buyer, the Closing does not occur on or before March 31, 2012; or

(f)by Buyer or Seller, in the event that the aggregate reduction to the Purchase Price due to Title Defects, Environmental Defects, Net Casualty Losses, failures by Seller to obtain consents to assignment of any of the Assets where the party having the right to consent has affirmatively denied the request to consent to the assignment, failures by Seller to obtain any Material Consents, and any preferential rights exercised with respect to the Assets exceeds twenty percent (20%) of the Initial Purchase Price;

provided, however, that neither Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (e) above if such Party is at such time in material breach of any provision of this Agreement.
If Buyer or Seller terminates this Agreement pursuant to this Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.
11.2Remedies and Liabilities Upon Termination.

(a)Buyer's Default. If Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing and all of the conditions to Closing under Section 10.2(a) have been satisfied or waived, Seller shall be entitled to terminate this Agreement pursuant to Section 11.1(b) and retain the

Deposit and any interest accrued thereon as its sole and exclusive remedy for Buyer's breach of this Agreement and as full and final settlement of all liabilities associated with Buyer's breach of this Agreement or obligation to purchase the Assets. Buyer and Seller acknowledge and agree that (i) Seller's actual damages upon such a termination would be difficult to ascertain with any certainty, (ii) that the Deposit and any interest accrued thereon is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty. Buyer's failure to close shall not be considered wrongful if (1) Buyer's conditions under Section 10.2(a) are not satisfied through no fault of Buyer and are not waived, or (2) Buyer has the right to terminate or has terminated this Agreement as of right under Section 11.1.

(b)Seller's Default. If Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing and all of the conditions to Closing under Section 10.1(a) have been satisfied or waived, then Buyer shall have the option, in its sole discretion, (i) to consummate the Transaction through the enforcement of specific performance, or (ii) to terminate this Agreement and have the Deposit and all accrued interest thereon returned to Buyer as Buyer's sole remedy. The only circumstances by which Seller may make a claim for retention of the Deposit are set forth in Section 11.2(a) above and Buyer shall be entitled to receive the Deposit (and all earned interest, if any, thereon) immediately after the determination that the Closing will not occur for any other reason. Seller's failure to close shall not be considered wrongful if (i) Seller's conditions under Section 10.1(a) are not satisfied through no fault of Seller and are not waived; or (ii) Seller has terminated this Agreement as of right under Section 11.1.

ARTICLE 12
CLOSING

12.1Date of Closing. The “Closing” of the Transaction shall be held on February 29, 2012, or such other date as the Parties may agree (the “Closing Date”). Subject to the rights of the Parties under Section 11.1, if Closing does not occur on February 29, 2012, the Parties shall make a good faith effort to determine a mutually acceptable alternative Closing Date.

12.2Place of Closing. The Closing shall be held at the offices of Seller at 9:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.

12.3Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)Seller and Buyer shall execute, acknowledge and deliver to Buyer (i) an Assignment, Bill of Sale and Conveyance of the Assets effective as of the Effective Time substantially in the form of Exhibit D with a special warranty of title by, through and under Seller but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of the Assets which are conveyed “as is, where is”; and (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer including without limitation federal and state forms of assignment;

(b)Seller and Buyer shall deliver the certificates required in Sections 10.2(a) and 10.1(a), respectively.

(c)Seller and Buyer shall execute the Preliminary Settlement Statement agreed to in accordance with Section 2.3;

(d)Buyer shall cause the Closing Amount to be paid by wire transfer of immediately available funds to the account(s) designated by Seller in writing and, if required by any provision of this Agreement, to the Escrow Account;

(e)Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof, in form and substance reasonably satisfactory to Buyer, notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(f)Seller shall execute and deliver to Buyer all required change of operator forms and notices;

(g)Seller shall execute and deliver to Buyer a certificate of non-foreign status in the form of Exhibit F and a Request for Taxpayer Identification and Certificate on Form W-9 certifying Seller's federal employer identification number;

(h)Seller shall deliver, or cause to be delivered, recordable forms of releases, in form and substance reasonably satisfactory to Buyer, for any pledge, mortgage, financing statement, fixture filing or security agreement filed in connection with Seller's senior credit facility or otherwise and affecting the Assets;

(i)Seller shall deliver possession of the Assets to Buyer; and

(j)Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

12.4Non-Foreign Status. If on or prior to the Closing Date, Seller provides Buyer with the certificate of non-foreign status described in Section 12.3(g) and Buyer is otherwise permitted to rely on such certificate under Treasury Regulations § 1.1445-2, Buyer shall not withhold any amount under Section 1445 of the Code.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1Post-Closing Adjustments.

(a)Final Settlement Statements. As soon as practicable after the Closing, but in no event later than one hundred twenty (120) days after Closing, Seller, with the assistance of Buyer's staff and with access to such records as necessary, will cause to be prepared and delivered to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in final form in accordance with Section 2.3 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price”). Seller shall provide Buyer with such data and information as Buyer may reasonably request supporting the amounts reflected on the Final Settlement Statement. As soon as practicable after receipt of the Final Settlement Statement but in no event later than on or before thirty (30) days after receipt of such statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer's failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than thirty (30) days after receipt of Buyer's proposed changes to the Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date. If the Final Purchase Price is less than the Closing Amount, Seller shall pay the amount of such difference to Buyer by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.

(b)Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price within sixty (60) days after Buyer's receipt of Seller's proposed Final Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted in accordance with the provisions of Section 15.17.

13.2Records. Seller shall make the Records available at Seller's office for pick-up by Buyer at Closing to the extent possible, but in any event within five (5) days after Closing. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention.

13.3Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1Buyer's Assumption of Liabilities and Obligations. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations (“Obligations”), relating to the (a) ownership and operation of the Assets after the Effective Time including the owning, developing, exploring, operating or maintaining the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets including, without limitation, the payment of Property Expenses; (b) the obligation to plug and abandon all Wells located on the Lands and reclaim all well sites located on the Lands; (c) the Buyer's Environmental Liabilities; and (d) all Obligations (other than plugging and abandonment obligations and Buyer's Environmental Liabilities) accruing or relating to the ownership or operation of the Assets before the Effective Time for which claims have not been asserted pursuant to Section 14.3 before the date that is twelve (12) months following the Closing Date (collectively, the “Assumed Liabilities”); provided, however, Buyer does not assume any Obligations of Seller attributable to the Assets to the extent that such Obligations are:

(a)attributable to or arise out of the ownership, use or operation of the Excluded Assets;

(b)attributable to any Obligation of Seller or any of its affiliates attributable to any Income Tax measured by or imposed on the net income of Seller or any of its affiliates that was or is attributable to Seller's or any of its affiliates' ownership of an interest in or the operation of the Assets; or

(c)attributable to matters for which Seller indemnifies Buyer pursuant to Section 14.2(a).

14.2Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against.

After the Closing, Buyer and Seller shall indemnify each other as follows:
(a)Seller's Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its affiliates, and its and their respective owners, members, managers, partners, officers, directors, employees, representatives and agents (“Buyer Indemnitees”), from and against all Losses which arise directly or indirectly from or in connection with (i) all Obligations relating to the ownership or operation of the Assets prior to the Effective Time, other than the Buyer's Environmental Liabilities, for which claims have been asserted pursuant to Section 14.3 before the date that is twelve (12) months following the Closing Date, (ii) any act or omission by Seller involving or relating to the Excluded Assets, (iii) any breach by Seller of any of Seller's representations or warranties contained in this Agreement subject to the respective Survival Period set forth in Section 15.15, or (iv) any breach by Seller of its covenants and agreements contained in this Agreement, in each case, excluding any Buyer Indemnitee's gross negligence or willful misconduct.

(b)Buyer's Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents (“Seller Indemnitees”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii)  any breach by Buyer of any of Buyer's representations or warranties contained in Article 7 that survive Closing for the respective Survival Period set forth in Section 15.15, or (iii) any breach by Buyer of its covenants and agreements contained in this Agreement, in each case, excluding any Seller Indemnitee's gross negligence or willful misconduct.

(c)Limitations on Seller's Indemnity. Notwithstanding anything to the contrary set forth herein, Seller shall have no liability for indemnification hereunder in connection with the breach of any representation, warranty or covenant contained herein or for any Losses arising in connection with or with respect to the Transaction until (i) the individual amount of any Loss exceeds fifty thousand dollars ($50,000) and (ii) the total of all Losses with respect to such matters exceeds a threshold of three and one half percent (3.5%) of the Initial Purchase Price. Seller shall not have any liability for indemnification with respect to Losses suffered by the Buyer in excess of thirty percent (30%) of the Initial Purchase Price. From and after the Closing, indemnification under this Section 14.2 shall be the sole and exclusive remedy available to any Party hereto against any other Party hereto for any claims arising out of or based upon the matters set forth in this Agreement and the Transaction, and no Party shall seek relief against any other Party to this Agreement other than through indemnification provided in this Section 14.2, subject to the limitations provided for in this Section 14.2(c).

14.3Procedure. The indemnifications contained in Section 14.2 shall be implemented as follows:

(a)Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period and must state: (i) to the extent reasonably possible the amount of each payment claimed by an Indemnified Party to be owing, (ii) to the extent reasonably possible the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

(b)Information. Within thirty (30) days after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 14 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party; provided that the failure of the Indemnified Party to give written notice of a Claim as provided in this Section 14.3 shall not relieve the Indemnifying Party from its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend the Claim or otherwise materially prejudices the Indemnifying Party's ability to defend against the Claim. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party, which must be made within sixty (60) days after receipt of such notice and not thereafter, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its prior written consent. If the Indemnifying Party elects to assume control, (i) all reasonable expenses incurred by the Indemnified Party in connection with the investigation or defense of the Claim, legal action or other matter prior to the time the Indemnifying Party assumes control shall be reimbursed and paid by the Indemnifying Party, (ii) any expenses incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party except for reasonable expenses incurred in connection with providing information or assistance to the Indemnifying Party as required by subsection (iii), and (iii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter but shall be reimbursed and paid for such expenses as provided for in subsection (ii). Before such election is made or in the absence of such an election, the Indemnified Party shall use its reasonable best efforts to defend any Claim, legal action or other matter and shall be reimbursed and paid by the Indemnifying Party for all reasonable expenses incurred in such defense. Before such election is made or in the absence of such election, the Indemnified Party may settle any Claim, legal action or other matter for which notice has been provided as required by Section 14.3(a), but only with the consent of the Indemnifying Party, which consent may not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party's position with respect to such Claim.

14.4No Insurance; Subrogation. The indemnifications provided in this Article 14 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

14.5Reductions in Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, including by maintaining insurance coverage with respect to the Assets and making claims relating to the Assets thereunder. The amount of any Losses for which an Indemnified Person is entitled to indemnity under this Article 14 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its affiliates with respect to such Losses.

14.6Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

14.7Disclaimers.

(a)EXCEPT FOR SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND SELLER'S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT EXECUTED AND DELIVERED TO BUYER AT CLOSING, THE ASSETS ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND BUYER ACCEPTS THE ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” AS TO ALL PERSONAL PROPERTY BEING CONVEYED BY SELLER TO BUYER, BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

(b)SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE ASSETS BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE ASSETS; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE ASSETS, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

14.8Tax Treatment of Indemnity Payments. Unless otherwise required by applicable law, the Parties each agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign Income Tax purposes.

ARTICLE 15
MISCELLANEOUS

15.1Schedules. The Schedules and Exhibits to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.3Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice, whether personally delivered, sent by facsimile transmission, mail or overnight courier, when received. All notices shall be addressed as follows:

If to Seller:
Petroleum Development Corporation
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
Attn: Jim Schaff, Vice President - Land
Telephone: (303) 860-5832
Facsimile: (303) 860-5838
Email: jschaff@petd.com

If to Buyer:
COG Operating LLC
550 West Texas, Suite 100
Midland, Texas 79701
Attn: C. William Giraud
Telephone: (432) 686-3094
Facsimile: (432) 687-8020
Email: wgiraud@conchoresources.com

With copy to:
Cotton, Bledsoe, Tighe & Dawson, P.C.
500 W. Illinois, Suite 300
Midland, Texas 79701
Attn: Bill Howard
Telephone: (432) 685-8551
Facsimile: (432) 684-3132
Email: bhoward@cbtd.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.
15.4Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.
15.5Assignment. Neither Seller nor Buyer shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld.

15.6Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.7Counterparts/Electronic and Fax Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Electronic and fax signatures shall be considered binding.

15.8References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, or Governmental Entity.

15.9Governing Law; Venue; Jury Waiver. THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF THIS AGREEMENT AND SUCH OTHER DOCUMENTS TO THE LAWS OF ANOTHER JURISDICTION. THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN THE STATE OF TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.10Waiver of Certain Damages. NO PARTY SHALL BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT APPLY TO THE EXTENT SUCH PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARE AWARDED IN A PROCEEDING BROUGHT OR ASSERTED BY A THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

15.11Entire Agreement. This Agreement constitutes the entire understanding among the Parties, with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

15.12Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

15.13Knowledge. “Knowledge,” with respect to Seller, means the actual knowledge of Seller's representatives listed on Schedule 15.13 hereto after due inquiry and with respect to Buyer, means the actual knowledge of Buyer's representatives listed on Schedule 15.13 hereto after due inquiry.

15.14Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.15Survival of Warranties, Representations and Covenants. The representations and warranties contained in Sections 4.1(a) and 5.3 shall terminate on the Defect Notice Date; the representations and warranties contained in Sections 6.1 through 6.5, and Sections 7.1 through 7.7 shall survive the Closing indefinitely; and the representations and warranties contained in Sections 6.6 through 6.27 shall survive the Closing for the period of twelve (12) months. Each applicable survival period may be referred to herein as a “Survival Period”. Except as otherwise provided in this Section 15.15, all representations, covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.

15.16No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

15.17Arbitration. Scope; Appointment of Arbitrator. Notwithstanding the provisions of this Agreement (including, without limitation, Section 15.9), all disputes between the Parties regarding Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Environmental Defect Values, or calculations for the Final Settlement Statement or revisions thereto (“Disagreements”) shall be exclusively and finally resolved pursuant to this Section 15.17. If the Parties are unable to reach resolution as to any such outstanding Disagreement within five (5) days following delivery of a written notice from either Buyer or Seller to the other Party that Buyer or Seller, as applicable, intends to submit such Disagreement to the Arbitrator for resolution pursuant to this Section 15.17, then either Party may, by written notice to the other Party (an “Election Notice”), elect to submit such Disagreement to a single arbitrator (the “Arbitrator”), who shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such Election Notice in accordance with the following:

(i)    in the case of any Disagreement regarding Title Defects, Title Benefits, Title Defect Amounts or Title Benefit Amounts, the Arbitrator shall be a title attorney with at least twenty (20) years experience in oil and gas titles involving properties in the regional area in which the Assets with respect to which such alleged Title Defects or Title Benefits are located and who is licensed to practice law in the state in which such Assets are located;

(ii)    in the case of any Disagreement regarding Environmental Defects or Environmental Defect Values, the Arbitrator shall be an environmental consultant with at least twenty (20) years experience involving properties in the regional area in which the Assets with respect to which such alleged Environmental Defects are located;

(iii)    in the case of any Disagreement regarding the calculation of the Final Settlement Statement or revisions thereto, the Arbitrator shall be a senior partner of an independent accounting firm mutually acceptable to Buyer and Seller; and

(iv)    in the case of any Disagreement, the Arbitrator shall not have had a substantial relationship with either Party or any affiliate of either Party during the two (2) years prior to such selection;

provided that, in any case, in the absence of such agreement with respect to the selection of the Arbitrator within fifteen (15) days of the delivery of the Election Notice, the Arbitrator shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) notwithstanding the selection method and criteria set forth in clauses (i)-(iv) above.

(b)    Additional Procedures. All proceedings under this Section 15.17 shall be held in Houston, Texas, and shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 15.17. The Arbitrator's final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Arbitrator, and the Arbitrator shall agree to comply with this schedule before accepting appointment. In making its determination, the Arbitrator shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary to make a proper determination. The Arbitrator, however, may not determine that a (a) Title Defect Amount is greater than the Title Defect Amount claimed by Buyer in its applicable Notice of Defective Interest or (b) Environmental Defect Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice. The Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Environmental Defect Values, or calculations for the Final Settlement Statement or revisions thereto submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear their own legal fees and other costs of presenting its case. Seller and Buyer shall each bear one-half of the costs and expenses of the Arbitrator.

(c)    Waiver. Notwithstanding anything to the contrary in this Agreement, at any time Buyer may waive any Title Defect, Title Defect Value, Environmental Defect or Environmental Defect Value previously asserted by Buyer.

(d)    Binding Nature. The decision and award of the Arbitrator with respect to any arbitration under this Section 15.17 shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by either Party as a final judgment of such court.

(e)    Confidentiality. Except to the extent necessary to enforce a decision and award of the Arbitrator, to enforce other rights of the Parties hereunder, or as required by applicable law or the rules of any stock exchange on which the securities of either Party or any of its affiliates are listed or are in the process of being listed, the Arbitrator and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Section 15.17, any decision and award of the Arbitrator and all documents prepared and submitted by either Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Section 15.17.

15.18Accounting During the period from the date of execution of this Agreement until the Closing, Seller will cooperate and assist Buyer in the transition of regulatory production reporting and revenue accounting for the Assets. In addition, at the request of Buyer, Seller will continue, following the Closing, to provide regulatory production reporting and revenue disbursement accounting services for Buyer as they relate to the Assets and the production months through the month of Closing. Buyer will promptly reimburse Seller for any out-of-pocket costs incurred by Seller in performing such services.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.
SELLER:

PETROLEUM DEVELOPMENT CORPORATION

By:
Name:
Title:

BUYER:

COG OPERATING LLC

By:
Name:
Title: